VALHI REPORTS THIRD QUARTER 2026 RESULTS

DALLAS, TEXAS . . November 5, 2026. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $30.2 million, or $1.06 per share, in the third quarter of 2026 compared to a net loss of $22.2 million, or $.78 per share, in the third quarter of 2025. For the first nine months of 2026, Valhi reported net income attributable to Valhi stockholders of $54.5 million, or $1.91 per share, compared to a net loss of $4.4 million, or $.15 per share, in the first nine months of 2025. Net income attributable to Valhi stockholders increased in the third quarter of 2026 as compared to the same period of 2025 primarily due to higher operating income from our Chemicals Segment partially offset by lower operating income from our Real Estate Management and Development Segment. Net income attributable to Valhi stockholders increased in the first nine months of 2026 as compared to the same period of 2025 primarily due to higher operating income from our Chemicals Segment.

The Chemicals Segment’s net sales of $541.1 million in the third quarter of 2026 were $84.2 million, or 18%, higher than in the third quarter of 2025, and net sales of $1.6 billion in the first nine months of 2026 were $167.9 million, or 12%, higher than in the first nine months of 2025. The Chemicals Segment’s net sales increased in the third quarter of 2026 compared to the same period of 2025 primarily due to market share gains in its European and North American markets, reflecting the effect of anti-dumping duties that remain in effect in certain markets and changing supply conditions, and higher average TiO2 selling prices. Net sales increased during the first nine months of 2026 compared to the same period of 2025 primarily due to market share gains in its European and North American markets previously noted and by changes in currency exchange rates (primarily the euro), which we estimate increased our Chemicals Segment’s net sales by approximately $39 million. Our Chemicals Segment started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, its average TiO2 selling prices have increased 11% during the first nine months of 2026. Throughout this period, our Chemicals Segment successfully implemented price increases and surcharges in response to rising operating costs, including energy and distribution costs. As a result, its average TiO2 selling prices for the first nine months of 2026 were 1% lower than the corresponding period of 2025, while average TiO2 selling prices for the third quarter of 2026 were 5% higher than in the third quarter of 2025. The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income in the third quarter of 2026 was $60.5 million compared to a loss of $15.9 million in the third quarter of 2025. For the first nine months of 2026, our Chemicals Segment’s operating income was $115.4 million compared to $35.6 million in the first nine months of 2025. Our Chemicals Segment’s operating income increased in both the third quarter and first nine months of 2026 compared to corresponding 2025 periods primarily due to higher sales volumes, higher production rates resulting in reduced unabsorbed fixed production costs, lower raw material costs (primarily feedstock) and lower production costs primarily driven by the cost reduction initiatives implemented in the fourth quarter of 2025. These favorable factors were partially offset by higher energy and distribution costs as well as the unfavorable impact on changes in currency exchange rates. Fluctuations in currency exchange rates (primarily the euro) decreased our Chemicals Segment’s operating income by approximately $5 million in the third quarter of 2026 and approximately $23 million in the first nine months of 2026 compared to the same prior year periods.

The Component Products Segment’s net sales were $44.0 million in the third quarter of 2026 compared to $40.0 million in the third quarter of 2025 and $128.2 million in the first nine months of 2026 compared to $120.6 million in the same period of 2025. The Component Products Segment’s net sales increased in the third quarter compared to the same period in 2025 due to higher marine components sales to the towboat and industrial markets and, to a lesser extent, higher security products sales to the healthcare and tool storage markets. The Component Products Segment’s net sales increased in the first nine months of 2026 compared to the same period in 2025 due to higher marine components sales to the industrial market and higher security products sales to various markets including the healthcare, tool storage, transportation and distribution markets. Operating income attributable to the Component Products Segment was $6.4 million in the third quarter of 2026 compared to $4.8 million in the third quarter of 2025 and $22.4 million in the first nine months of 2026 compared to $17.0 million for the same prior year period. The Component Products Segment’s operating income increased in the third quarter and for the first nine months of 2026 compared to the same periods in 2025 due to higher sales and gross margin at the security products and marine components reporting units.

The Real Estate Management and Development Segment had net sales of $3.9 million in the third quarter of 2026 compared to $6.6 million in the third quarter of 2025. For the first nine months of 2026, the Real Estate Management and Development Segment had net sales of $18.0 million compared to $20.8 million in the same period of 2025. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Net sales decreased in both periods due to the significantly slower pace of development activity for previously sold parcels within the residential/planned community as our Real Estate Management and Development Segment nears completion of its development work. Lower land sales revenue in the first nine months of 2026 was partially offset by the sale of the final commercial parcel for $7.3 million in the first quarter of 2026, which had no further development obligations and was therefore immediately recognized as revenue. The pace of development activities is dictated by a number of factors such as city permit and design approval, approvals from the Nevada Department of Environmental Protection, and labor and materials availability. The Real Estate Management and Development Segment also recognized tax increment infrastructure reimbursements of $16.7 million ($8.7 million, or $.30 per share, net of income tax and noncontrolling interest) and $34.2 million ($17.8 million, or $.62 per share, net of income tax and noncontrolling interest) in the first nine months of 2026 and 2025, respectively. Additionally, during the second quarter of 2026 the Real Estate Management and Development Segment sold the office building used in its operations and recognized a gain on the sale of approximately $5.8 million ($3.0 million, or $.10 per share, net of income tax and noncontrolling interest).

Corporate expenses were 13% lower in the third quarter of 2026 primarily due to lower general and administrative costs partially offset by higher environmental remediation and related costs. Corporate expenses were 8% lower in first nine months of 2026 compared to the same respective periods in 2025 primarily due to lower general and administrative costs and lower environmental remediation and related costs. Interest expense decreased $1.1 million in the third quarter of 2026 compared to the third quarter of 2025 primarily due to lower overall average debt balances. Interest expense increased $1.3 million in the first nine months of 2026 compared to the first nine months in 2025 primarily due to higher average interest rates.

Income (loss) before taxes in the third quarter and first nine months of 2025 includes the recognition of a non-cash gain of $4.6 million ($2.4 million, or $.08 per share, net of tax and noncontrolling interest) associated with the remeasurement of the earn-out liability related to the 2024 acquisition of the remaining ownership interest in Louisiana Pigment Company, L.P.

Our net income attributable to Valhi stockholders for the third quarter and first nine months of 2026 includes a non-cash deferred income tax benefit of $12.1 million ($8.0 million, or $.28 per share, net of noncontrolling interest) related to proposed currency regulations under §987 issued in August 2026. Net income attributable to Valhi stockholders for the first nine months of 2026 also includes an income tax expense of $2.0 million ($1.3 million, or $.04 per share, net of noncontrolling interest) to recognize an uncertain tax position related to a German tax audit. Our net loss attributable to Valhi stockholders in the third quarter and first nine months of 2025 includes a non-cash deferred income tax expense of $19.3 million ($12.8 million, or $.45 per share, net of noncontrolling interest) to reduce our net German deferred tax asset as a result of legislation enacted in Germany during the third quarter of 2025.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions into Kronos’ operations and realize expected synergies and innovations;

●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) or the implementation of tariffs on imported raw materials;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	Our ability to retain key customers;
●	Pricing pressure and changes in industry supply and production levels;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;

●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NLI Holdings, with respect to asserted health concerns associated with the use of such products) including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NLI Holdings’ lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in construction costs in Henderson, Nevada; and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its production process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products, recreational marine components and custom fabricated metal parts) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(Unaudited)

(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026
Net sales
Chemicals	$456.9	$541.1	$1,441.1	$1,609.0
Component products	40.0	44.0	120.6	128.2
Real estate management and development	6.6	3.9	20.8	18.0

Total net sales	$503.5	$589.0	$1,582.5	$1,755.2

Operating income (loss)
Chemicals	$(15.9)	$60.5	$35.6	$115.4
Component products	4.8	6.4	17.0	22.4
Real estate management and development	19.7	.5	41.6	30.2

Total operating income	8.6	67.4	94.2	168.0

General corporate items:
Interest income and other	4.6	4.1	12.6	11.6
Gain on remeasurement of earn-out liability	4.6	—	4.6	—
Other components of net periodic pension and OPEB expense	(.9)	(.8)	(2.4)	(2.4)
Changes in market value of Valhi common stock held by subsidiaries	(.1)	.2	(1.8)	.8
General expenses, net	(9.5)	(8.3)	(26.6)	(24.6)
Interest expense	(14.9)	(13.8)	(41.9)	(43.2)

Income (loss) before income taxes	(7.6)	48.8	38.7	110.2

Income tax expense	14.3	8.0	30.3	26.1

Net income (loss)	(21.9)	40.8	8.4	84.1

Noncontrolling interest in net income of subsidiaries	.3	10.6	12.8	29.6

Net income (loss) attributable to Valhi stockholders	$(22.2)	$30.2	$(4.4)	$54.5

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$(.78)	$1.06	$(.15)	$1.91

Basic and diluted weighted average shares outstanding	28.5	28.6	28.5	28.6

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(Unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2026 vs. 2025	2026 vs. 2025
Percentage change in TiO2 net sales:
TiO2 sales volumes	14%	11%
TiO2 product pricing	5	(1)
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	—	3

Total	18%	12%